                                                                    EXHIBIT 11.1


                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)



                                                 Three Months Ended
                                                      March 31,
                                              ------------------------
Weighted Average Number of Shares
Outstanding                                      1996          1995
                                              ----------    ----------
Common Stock                                     5,987         5,919
Common equivalent shares resulting from
  stock options issued
  (treasury stock method)                           80           197
                                              ----------    ----------
Total                                            6,067         6,116
                                              ==========    ==========
Net income applicable to common stock          $   332       $ 1,205
                                              ==========    ==========
Net income per common stock                    $  0.05       $  0.20
                                              ==========    ==========

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